EXHIBIT 10.1

NOTE: Restricted stock awards made to employees (“Participants”) of U.S. Bancorp (the “Company”) on and after January 1, 2012 will have the terms and conditions set forth in each Participant’s award summary (the “Award Summary”), which can be accessed on the Morgan Stanley Smith Barney Benefit Access Website at www.benefitaccess.com (or the website of any other stock plan administrator selected by the Company in the future). The Award Summary may be viewed at any time on this Website, and the Award Summary may also be printed out. In addition to the individual terms and conditions set forth in the Award Summary, each restricted stock award will have the terms and conditions set forth in the form of Restricted Stock Award Agreement below. As a condition of each restricted stock award, Participant accepts the terms and conditions of the Award Summary and the Restricted Stock Award Agreement.

U.S. BANCORP

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT sets forth the terms and conditions of a restricted stock award of Common Stock (the “Common Stock”), par value $0.01 per share, of the Company granted to each Participant by the Company pursuant to its Amended and Restated 2007 Stock Incentive Plan, which was approved by shareholders on April 20, 2010 (the “Plan”).

The Company and Participant agree as follows:

1.	Award

Subject to the terms and conditions of this Agreement, the Company grants to Participant a restricted stock award of the number of shares of the Company’s Common Stock (the “Shares”) set forth in Participant’s Award Summary. The date of grant of such award (the “Grant Date”) is also set forth in Participant’s Award Summary.

2.	Vesting

(a)	Subject to the terms and conditions of this Agreement, the Shares shall vest as set forth in Participant’s Award Summary.

(b)	Notwithstanding the vesting provision contained in Section 2(a) above, but subject to the other terms and conditions of this Agreement, if Participant has been continuously employed by the Company or any Affiliate of the Company until the date of a Qualifying Termination (as defined below), immediately upon such Qualifying Termination, Participant shall be vested in all of the Shares granted in this Agreement. For purposes of this Agreement, the following terms shall have the following definitions:

(i)	“Affiliate” shall be defined as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(ii)	“Announcement Date” shall mean the date of the public announcement of the transaction, event or course of action that results in a Change in Control.

(iii)	“Cause” shall mean (A) the continued failure by Participant to substantially perform Participant’s duties with the Company or any Affiliate (other than any such failure resulting from Participant’s Disability (as defined in Section 5(b)), after a demand for substantial performance is delivered to Participant that specifically identifies the manner in which the Company believes that Participant has not substantially performed Participant’s duties, and Participant has failed to resume substantial performance of Participant’s duties on a continuous basis, (B) gross and willful misconduct during the course of employment (regardless of whether the misconduct occurs on the Company’s premises), including, without limitation, theft, assault, battery, malicious destruction of property, arson, sabotage, embezzlement, harassment, acts or omissions which violate the Company’s rules or policies (such as breaches of confidentiality), or other conduct which demonstrates a willful or reckless disregard of the interests of the Company or its Affiliates or (C) Participant’s conviction of a crime (including, without limitation, a misdemeanor offense) which impairs Participant’s ability substantially to perform Participant’s duties with the Company.

(iv)	“Change in Control” shall mean any of the following occurring after the date of this Agreement:

(A)	The acquisition by any Person (as defined in Section 2(b)(vi)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (1) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (A), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by a subsidiary of the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or a subsidiary of the Company (a “Company Entity”) or (iv) any acquisition by any corporation pursuant to a transaction which complies with clause (i), (ii) or (iii) of this clause (A); or

(B)	Individuals who, as of the Grant Date, constitute the Company’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors (except as a result of the death, retirement or disability of one or more members of the Incumbent Board); provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, (1) any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board, (2) any director designated by or on behalf of a Person who has entered into an agreement with the Company (or which is contemplating entering into an agreement) to effect a Business Combination (as defined in Section 2(b)(iv)(C)) with one or more entities that are not Company Entities or (3) any director who serves in connection with the act of the Board of Directors of increasing the number of directors and filling vacancies in connection with, or in contemplation of, any such Business Combination; or

(C)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any Company Entity or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(D)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(v)	“Notice of Termination” shall mean a written notice which sets forth the date of termination of Participant’s employment.

(vi)	“Person” shall be defined as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(vii)	“Qualifying Termination” shall mean a termination of Participant’s employment with the Company or its Affiliates by the Company for any reason other than Cause within 12 months following a Change in Control;

provided, however, that any such termination shall not be a Qualifying Termination if Participant has been notified in writing more than 30 days prior to the Announcement Date that Participant’s employment with the Company is not expected to continue for more than 12 months following the date of such notification; provided that such exclusion from Qualifying Termination shall only apply if Participant’s employment with the Company is terminated within such 12 month period; and provided, further, that any such termination shall not be a Qualifying Termination if Participant has announced in writing, prior to the date the Company provides Notice of Termination to Participant, the intention to terminate employment, subject to the condition that any such termination by the Company prior to Participant’s stated termination date shall be deemed to be termination by Participant on such stated date unless termination by the Company is for Participant’s gross and willful misconduct.

(c)	Notwithstanding the provisions contained in Section 2(a) and Section 2(b) of this Agreement, if an accounting firm selected by the Company determines that the vesting of all or any of the Shares, when added to any other payment or benefit received or to be received by Participant in connection with a “change in control” of the Company, as determined pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (collectively, the “Total Payments”), would not be deductible (in whole or in part) solely as a result of Section 280G of the Code or would be subject to the excise tax provided for in Section 4999 of the Code (the imposition of Section 280G or 4999 of the Code, collectively, the “Tax Penalty”), then the vesting of all or any of the Shares shall not be accelerated, and no such vesting shall take place, until all of the Total Payments are deductible and not subject to the excise tax provided for in Section 4999 of the Code or until the vesting of none of the Shares is accelerated; provided, however, that Participant may, at Participant’s election and subject to such terms and conditions as the Company may establish, choose to have the Shares vest and instead have the Company reduce other payments or benefits otherwise to be received by Participant in connection with the change in control or other transaction giving rise to the acceleration of the vesting of the Shares until none of the Total Payments are subject to the Tax Penalty. Notwithstanding the foregoing, Participant shall not be permitted to elect to reduce other payments in order to permit accelerated vesting of the these Shares if: (i) such other payments are subject to Code Section 409A; and (ii) such reduction would result in an impermissible deferral or a substitution pursuant to Treasury Regulations 1.409A-3(f), or would violate any other provisions under Code Section 409A.

(i)	In the event that it is subsequently determined that some or all of Participant’s Total Payments are not deductible solely as a result of Section 280G of the Code or are subject to the excise tax provided for in Section 4999 of the Code, the difference between the Total Payments and three times Participant’s “base amount” (as that term is defined in Section 280G of the Code) shall be treated, to the extent permitted by applicable law, as a loan by the Company, payable on demand by the Company, with interest at a rate equal to 120% of the applicable federal rate determined under Section 1274(d) of the Code, compounded semiannually.

(ii)	For purposes of this Section 2(c), all computations and determinations under the Code shall be determined by the Company with the assistance of the accounting firm selected by the Company.

3.	Special Vesting Condition

(a)	Vesting condition. Notwithstanding the provisions of Participant’s Award Summary, if it shall be determined at any time subsequent to the Grant Date that Participant has, during the year in which the Grant Date occurs (the “Grant Year”), (i) failed to comply with Company policies and procedures, including the Code of Ethics and Business Conduct, (ii) violated any law or regulation, (iii) engaged in negligent or willful misconduct, or (iv) engaged in activity resulting in a significant or material Sarbanes-Oxley control deficiency, and such failure, violation, misconduct or activity (A) demonstrates an inadequate sensitivity to the inherent risks of Participant’s business line or functional area, and (B) results in, or is reasonably likely to result in, a material adverse impact (whether financial or reputational) on the Company or Participant’s business line or functional area, all or part of the Shares that have not yet become vested at the time of such determination may be cancelled and thus would not vest on the dates indicated in the Award Summary. “Inadequate sensitivity” to risk is demonstrated by imprudent activities that subject the Company to risk outcomes in future periods, including risks that may not be apparent at the time the activities are undertaken. The manner in which such determination is made, and the extent of any such cancellation of the unvested Shares, shall be in accordance with the provisions of Section 3(b) below.

(b)	Procedures. Prior to each anniversary of the Grant Date (until the all of the Shares have become vested, or have otherwise been cancelled or forfeited), Participant’s manager shall take the following steps: (i) the manager will determine whether any of the events described in clauses (i) through (iv) in paragraph (a) above have occurred; (ii) in the event one or more such events have occurred, the manager will determine whether such event has the effect described in subclause (B) in paragraph (a) above; and (iii) if the manager has determined that such event has the effect described in subclause (B) in paragraph (a) above, the manager will further determine whether Participant’s actions were of the nature described in subclause (A) of paragraph (a) above. In making this latter determination, the manager will look to all relevant factors, including Participant’s position and authority, and Participant’s performance against company and business line policies (for example, credit, market and operational risk policies, as applicable) the Company’s Code of Ethics and Business Conduct, and applicable regulatory, legal and compliance guidelines and audit findings. In making such determination, the manager will use a written risk scorecard, in the form developed for this purpose and as revised from time to time. In the event the manager determines that all of the conditions in clauses (b)(i),(ii) and (iii) of this subsection 3(b) exist, the manager shall then determine the number, if any, of any unvested Shares that is recommended to become ineligible to become vested and to be cancelled. If the manager recommends cancellation of any of the unvested Shares, the recommendation will be reviewed by the Incentive Review Committee. Any determination of the Incentive Review Committee shall be deemed conclusive and final and not subject to review or challenge by Participant. If the Incentive Review Committee determines that any unvested Shares will be ineligible to become vested and that such Shares shall be cancelled, Participant will no longer have any rights relating to the Shares, including the right to vote the Shares and the right to receive cash dividends. The normal vesting date in the year of such determination (as set forth in the Award Summary) shall be suspended until the conclusion of these procedures.

4.	Restriction on Transfer

Until the Shares vest pursuant to Section 2 or 5 of this Agreement, none of the Shares may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company. No attempt to transfer the Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to the Shares.

5.	Forfeiture; Early Vesting

(a)	If Participant ceases to be an employee of the Company or any Affiliate prior to vesting of the Shares pursuant to Section 2(a) or Section 2(b), all of Participant’s rights to all of the unvested Shares shall be immediately and irrevocably forfeited, except that if Participant ceases to be an employee by reason of death or Disability prior to the vesting of Shares under Section 2(a) or Section 2(b), Participant or his or her estate shall become immediately vested, as of the date of death or the date of termination of employment due to Disability, in all previously unvested Shares; provided however, that in the case of a termination due to Disability, accelerated vesting shall occur only if Participant has at all times following termination of employment, complied with the terms of such Confidentiality and Nonsolicitation Agreement. Upon forfeiture, Participant will no longer have any rights relating to the Shares, including the right to vote the Shares and the right to receive cash dividends.

(b)	For purposes of this Agreement, “Disability” means leaving active employment and qualifying for and receiving disability benefits under the Company’s long-term disability programs as in effect from time to time.

6.	Issuance and Custody of Shares

(a)	The Company shall cause the Shares to be evidenced in book entry form on the books and records of its shareholders maintained by the Company and its stock transfer agent. The Participant shall not have access to any unvested Shares. Such Shares are subject to forfeiture, are not transferable and remain subject to the restrictions, terms and conditions contained in the Plan and this Agreement.

(b)	After any Shares vest pursuant to Section 2 or 5 of this Agreement, the Company shall promptly release the restriction on the Shares and authorize the stock transfer agent to issue them to Participant or Participant’s legal representatives, beneficiaries or heirs, as the case may be.

7.	Securities Law Compliance

The delivery of all or any of the Shares shall only be effective at such time that the issuance of such Shares will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of the Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares. The Company may, in its sole discretion, delay the delivery of the Shares or place restrictive legends on such Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws and the rules of the New York Stock Exchange or any other exchange upon which the Company’s Common Stock is traded.

8.	Distributions and Adjustments

(a)	In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, or other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Shares would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available pursuant to this Agreement (including, without limitation, the benefits or potential benefits of provisions relating to the vesting of the Shares and any “change in control” provision), the committee of the Board of Directors administering the Plan (the “Committee”) shall, in order to prevent such diminution or enlargement of any such benefits or potential benefits, make adjustments to the award, including adjustments in the number and type of Shares that Participant would have received; provided, however, that the number of shares covered by the award shall always be a whole number.

(b)	Any additional shares of Common Stock, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Shares prior to the date the Shares vest shall be subject to the same restrictions, terms and conditions as the Shares. Any cash dividends payable with respect to the Shares shall be distributed to Participant at the same time cash dividends are distributed to shareholders of the Company generally.

(c)	Any additional shares of Common Stock, any securities and any other property (except for cash dividends) distributed with respect to the Shares prior to the date such Shares vest shall be promptly deposited with the Secretary or a custodian designated by the Secretary to be held in custody in accordance with Section 6(a) hereof.

9.	Income Tax Withholding

In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. Participant may satisfy any applicable tax withholding obligations arising from the receipt of, or lapse of restrictions relating to, the Shares by check payable to the Company. In addition, Participant may, at Participant’s election, satisfy such obligations by electing to have the Company withhold a portion of the Shares otherwise to be delivered with a Fair Market Value (as such term is defined in the Plan) equal to the amount of such taxes. The election must be made on or before the date that the amount of tax to be withheld is determined.

10.	Miscellaneous

(a)	This Agreement is issued pursuant to the Plan and is subject to its terms. The Plan is available for inspection during business hours at the principal office of the Company. In addition, the Plan may be viewed on the U.S. Bancorp Intranet Website in the Human Resources, Compensation section of such website.

(b)	This Agreement shall not confer on Participant any right with respect to continuance of employment with the Company or any Affiliate, nor will it interfere in any way with the right of the Company or any Affiliate to terminate such employment at any time.

(c)	Until the Shares shall have been issued to Participant as provided in this Agreement, Participant shall have the rights to receive cash dividends and vote the Shares, but shall have no other rights of a shareholder with respect to the Shares. Participant shall have all of the rights of a shareholder with respect to the Shares after issuance thereof.

11.	Venue

Any claim or action brought with respect to this Award shall be brought in a federal or state court located in Minneapolis, Minnesota.

2012 Form of Restricted Stock Award Agreement for employees who have previously executed a confidentiality and nonsolicitation agreement.